Exhibit 99.1

United States Oil Fund, LP
Monthly Account Statement
For the Month Ended July 31, 2007

Statement of Income (Loss)

Income
Realized Trading Gain (Loss)	$61,478,110
Unrealized Gain (Loss) on Market Value of Futures	(2,395,940)
ETF Transaction Fees	26,000
Interest Income	2,853,332
Total Income (Loss)	$61,961,502

Expenses
Investment Advisory Fee	$283,890
Brokerage Commissions	56,044
SEC & NASD Registration Fees	5,000
Legal Fees	21,110
Non-interested Directors' Fees and Expenses	42,261
NYMEX License Fee	31,546
Total Expenses	$439,851
Net Gain (Loss)	$61,521,651

Statement of Changes in Net Asset Value

Net Asset Value Beginning of Period 7/1/07	$675,396,757
Additions (2,400,000 Units)	134,635,560
Withdrawals (5,800,000 Units)	(324,750,317)
Net Gain (Loss)	61,521,651

Net Asset Value End of Period	$546,803,651
Net Asset Value Per Unit (9,300,000 Units)	$58.80	*

* The NAV on this statement may differ from the NAV released at month-end due to rounding.

To the Limited Partners of United States Oil Fund, LP:

That pursuant to Section 4.22(h) of the Commodities Exchange Act, the undersigned represents that, to the best of his knowledge and belief, the information contained in the Account Statement for the period ended July 31, 2007 is accurate and complete.

/s/ Nicholas D. Gerber

Nicholas D. Gerber
President and Chief Executive Officer
Victoria Bay Asset Management, LLC, General Partner of United States Oil Fund, LP

Victoria Bay Asset Management, LLC
1320 Harbor Bay Parkway
Suite 145
Alameda, CA 94502